Exhibit 99.1

Warrior Met Coal Announces First Quarter 2018 Results and Stock Repurchase Program

Sales volume increases 88% compared to prior year period to 2.1 million short tons
Production volume increases 30% compared to prior year period to 2.1 million short tons
Company records net income of $178.7 million and Adjusted EBITDA of $216.4 million

BROOKWOOD, AL  — May 2, 2018 — Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the first quarter ended March 31, 2018. Warrior is the leading dedicated U.S.-based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported first quarter 2018 net income of $178.7 million, or $3.36 per diluted share, compared to net income of $108.3 million, or $2.06 per diluted share, in the first quarter of 2017. Excluding one-time transaction and other expenses, adjusted earnings per share were $3.42 per diluted share in the first quarter of 2018, a 54% increase over the same period in 2017. The Company reported Adjusted EBITDA of $216.4 million in the first quarter of 2018, compared to Adjusted EBITDA of $135.5 million in the prior year period. The market for high quality premium met coal continued to be strong in the first quarter, reflecting resilience in global steel production, as well as the effects of met coal supply disruptions in Australia.

“Warrior’s results in the first quarter continue to reflect the strong demand for our premium met coal, as well as our industry leading margins,” commented Walt Scheller, CEO of Warrior. “Our record-setting production and sales volumes, coupled with high price realization and our low-cost structure, enabled us to achieve strong free cash flow conversion. These robust results continue to validate our highly focused business strategy as a premium 'pure-play' met coal producer.”

Operating Results
The Company produced 2.1 million short tons of met coal in the first quarter of 2018, 30% more than the amount produced in the first quarter of 2017. “By taking advantage of the strong pricing environment for our premium met coal, we are on track to meet our previously established guidance for the full year 2018,” Mr. Scheller added.

Additional Financial Results
Total revenues were $421.8 million for the first quarter of 2018, including $412.9 million in mining revenues, which consisted of met coal sales of 2.1 million short tons at an average net selling price of $195 per short ton, net of demurrage and other charges. Sales volume increased 88% over the first quarter of 2017, reflecting both increased production levels and high demand from customers. Warrior capitalized on the strong pricing environment in the quarter by achieving a gross price realization of 99%. The Company's gross price realization now represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Premium Low Volatility ("LV") Free-On-Board ("FOB") Australia Index price (the "Platts Index").

Cost of sales for the first quarter of 2018 were $190.7 million, or 46.2% of mining revenues, and included mining costs, transportation and royalty costs. Cash cost of sales (free-on-board port) per short ton decreased to $89.82 in the first quarter of 2018 from the first quarter of 2017, primarily due to higher sales volumes.

Selling, general and administrative expenses for the first quarter of 2018 were $8.2 million, or 2.0% of total revenues. Transaction and other expenses were $3.3 million in the first quarter of 2018 and were related to the issuance of $125.0 million in aggregate principal amount of the Company's 8.00% Senior Secured Notes due 2024 (the "New Notes"). Depreciation and depletion costs for the first quarter of 2018 were $24.6 million, or 5.8% of total revenues. Warrior incurred interest expense of $8.6 million during the first quarter of 2018, which was higher than previous quarters due to the incurrence of interest on the Notes (as defined below). The Company did not incur any income tax expense for the first quarter of 2018 due to its planned utilization of net operating losses (“NOLs”).

Cash Flow and Liquidity
The Company continued to generate strong cash flows from operating activities in the first quarter of 2018 of $193.7 million, compared to $65.6 million in the first quarter of 2017. Net working capital, excluding cash, increased by $9.0 million from the fourth quarter of 2017, primarily due to the higher accounts receivable on higher sales volumes. Capital expenditures for the first quarter of 2018 were $22.5 million, resulting in free cash flow of $171.2 million, which was $117.0 million higher than in the prior year period. Spending on sustaining and discretionary capital expenditures included a down payment on a new set of shields and the new portal at Mine 7. Cash flows provided by financing activities increased by $376.0 million for the quarter when compared to the prior year period.

The Company’s available liquidity as of March 31, 2018 was $422.0 million, consisting of cash and cash equivalents of $322.0 million and $100.0 million available under its Asset-Based Revolving Credit Agreement.

Company Outlook
The Company’s outlook is subject to many risks that may impact performance, such as market conditions in the steel and met coal industries, overall global economic and competitive conditions, all as more fully described under "Forward-Looking Statements." In light of the Company's successful first quarter performance, NOL carryforwards and expected market conditions in 2018, Warrior is updating its guidance for the full year 2018 as indicated below. Interest expense has been updated to reflect the New Notes and the number of and timing of longwall moves has been updated.

Coal sales	6.8 - 7.3 million short tons
Coal production	6.8 - 7.3 million short tons
Cash cost of sales (free-on-board port)	$89 - $95 per short ton
Capital expenditures	$100 - $120 million
Selling, general and administrative expenses	$30 - $33 million
Interest expense	$40 - $42 million
Cash tax rate	0%

The Company’s guidance for capital expenditures consists of sustaining capital spending of approximately $70 - $83 million, including regulatory and gas requirements, and discretionary capital spending of $30 - $37 million for various operational improvements.

Key factors that may affect outlook include:

•	HCC index pricing

•	Planned longwall moves - 2 in Q3 and 1 in Q4

•	Exclusion of other non-recurring costs

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

Stock Repurchase Program
The Company also announced today that its board of directors (the “Board”) has approved a stock repurchase program (the “stock repurchase program”) that authorizes repurchases of up to an aggregate of $40.0 million of its outstanding common stock. The stock repurchase program does not require the Company to repurchase a specific number of shares or have an expiration date. The Company is not obligated to purchase any specific number of shares under its stock repurchase program, and the stock repurchase program may be suspended or discontinued by the Board at any time without prior notice.

Under the stock repurchase program, the Company may repurchase shares of its common stock from time to time, in amounts, at prices and at such times as the Company deems appropriate, subject to market and industry conditions, share price, regulatory requirements as determined from time to time by the Company and other considerations. The Company’s repurchases may be executed using open market purchases or privately negotiated transactions in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and repurchases may be executed pursuant to Rule 10b5-1 under the Exchange Act. Repurchases will be subject to limitations in the Company's asset-based revolving credit agreement (the “ABL Facility”) and the indenture dated as of November 2, 2017, as amended (the “Indenture”). The Company intends to fund repurchases under the stock repurchase program from cash on hand and/or other sources of liquidity.

Senior Secured Notes Offering and Special Dividend
On March 1, 2018, the Company consummated its previously announced private offering (the “Offering”) of the New Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in accordance with Regulation S under the Securities Act. The New Notes were offered as additional notes under the Indenture, pursuant to which Warrior previously issued $350.0 million aggregate principal amount of 8.00% Senior Secured Notes due 2024 (the “Existing Notes” and together with the New Notes, the "Notes").

On April 3, 2018, the Company used the net proceeds of the Offering, together with cash on hand, to declare a special cash dividend of approximately $6.53 per share of Warrior’s common stock, par value $0.01 per share, totaling an aggregate payment of $350 million, which was paid on April 20, 2018 to stockholders of record as of the close of business on April 13, 2018.

Regular Quarterly Dividend
On April 24, 2018, the Board declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.7 million, which will be paid on May 11, 2018 to stockholders of record as of the close of business on May 4, 2018.

Use of Non-GAAP Financial Measures
This release contains the use of certain U.S. non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures are provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its first quarter 2018 results today, May 2, 2018, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/.

Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior conference call.

Telephone playback will also be available from 6:30 p.m. ET May 2, 2018 through 6:30 p.m. ET on May 9, 2018. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10117969.

About Warrior
Warrior is a large scale, low-cost U.S. based producer and exporter of premium HCC, operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior , please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures, future effective income tax rates or the Company's purchases of shares of its common stock pursuant to the stock repurchase program or otherwise. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend or to repurchase any of its common stock; the Company’s ability to comply with covenants in its ABL Facility or the Indenture; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2017, Form 10-Q for the quarterly period ended March 31, 2018 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
William Stanhouse, 205-554-6131
william.stanhouse@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
UNAUDITED

	For the three months ended March 31,
	2018	2017
Revenues:
Sales	$412,879	$241,056
Other revenues	8,909	12,908
Total revenues	421,788	253,964
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	190,676	106,144
Cost of other revenues (exclusive of items shown separately below)	7,784	8,179
Depreciation and depletion	24,552	14,582
Selling, general and administrative	8,234	5,170
Transaction and other expenses	3,288	9,036
Total costs and expenses	234,534	143,111
Operating income	187,254	110,853
Interest expense, net	(8,560)	(608)
Income before income tax expense	178,694	110,245
Income tax expense	—	1,937
Net income	$178,694	$108,308
Basic and diluted net income per share (1):
Net income per share—basic and diluted	$3.36	$2.06
Weighted average number of shares outstanding—basic	53,149	52,681
Weighted average number of shares outstanding—diluted	53,152	52,681
Dividends per share:	$0.05	$3.56

(1) On April 12, 2017, in connection with the Company’s initial public offering, Warrior Met Coal, LLC filed a certificate of conversion, whereby Warrior Met Coal, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to Warrior Met Coal, Inc. In connection with this corporate conversion, the Company filed a certificate of incorporation. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 140,000,000 shares of common stock $0.01 par value per share and 10,000,000 shares of preferred stock $0.01 par value per share. The number of shares and per share amounts of common stock have been retroactively recast to reflect the corporate conversion.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
UNAUDITED

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended March 31,
(short tons in thousands)(1)	2018	2017
Tons sold	2,116	1,127
Tons produced	2,098	1,614
Gross price realization (2)	99%	84%
Average net selling price	$195.12	$213.89
Cash cost of sales (free on board port) per short ton (3)	$89.82	$93.75
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three months ended March 31, 2018, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index price. For the three months ended March 31, 2017, gross price realization represents gross sales dividend by tons sold as a percentage of the Australian HCC Benchmark.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2018	2017
Cost of sales	$190,676	$106,144
Asset retirement obligation accretion	(560)	(481)
Stock compensation expense	(67)	—
Cash cost of sales (free on board port)(3)	$190,049	$105,663

(3)     Cash cost of sales (free on board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
UNAUDITED
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended March 31,
(in thousands)	2018	2017
Net income	$178,694	$108,308
Interest expense, net	8,560	608
Income tax expense	—	1,937
Depreciation and depletion	24,552	14,582
Asset retirement obligation accretion	1,155	995
Stock compensation expense	198	—
Transaction and other expenses	3,288	9,036
Adjusted EBITDA (4)	$216,447	$135,466
(4)  Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense and transaction and other expenses.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended March 31,
	2018	2017
Net income	$178,694	$108,308
Transaction and other expenses, net of tax	3,288	8,882
Adjusted net income (5)	$181,982	$117,190

Weighted average number of basic shares outstanding	53,149	52,681
Weighted average number of diluted shares outstanding	53,152	52,681

Adjusted basic and diluted income per share:	$3.42	$2.22
(5)    Adjusted net income is defined as net income net of transaction and other expenses, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
UNAUDITED

	For the three months ended March 31,
	2018	2017
OPERATING ACTIVITIES:
Net income	$178,694	$108,308
Non-cash adjustments to reconcile net income to net cash provided by (used in) operating activities	26,543	16,039
Changes in operating assets and liabilities:
Trade accounts receivable	(34,579)	(30,284)
Other receivables	1,540	(242)
Inventories	1,784	(28,592)
Prepaid expenses and other current assets	10,353	(2,167)
Accounts payable	2,931	10,237
Accrued expenses and other current liabilities	8,948	(7,055)
Other	(2,476)	(691)
Net cash provided by operating activities	193,738	65,553
INVESTING ACTIVITIES:
Net cash used in investing activities	(22,542)	(11,378)
FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	115,392	(190,765)
Net increase (decrease) in cash and cash equivalents and restricted cash	286,588	(136,590)
Cash and cash equivalents and restricted cash at beginning of period	36,264	152,656
Cash and cash equivalents and restricted cash at end of period	$322,852	$16,066

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2018	2017
Net cash provided by operating activities	$193,738	$65,553
Purchases of property, plant and equipment	(22,542)	(11,378)
Free cash flow (6)	$171,196	$54,175
(6) Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by (used in) operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by (used in) operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)
UNAUDITED

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$322,024	$35,470
Short-term investments	17,501	17,501
Trade accounts receivable	152,325	117,746
Other receivables	12,942	14,482
Inventories, net	51,282	54,294
Prepaid expenses	19,023	29,376
Total current assets	575,097	268,869
Mineral interests, net	127,254	130,004
Property, plant and equipment, net	540,151	536,745
Income tax receivable	39,255	39,255
Other long-term assets	19,853	18,442
Total assets	$1,301,610	$993,315
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,996	$28,076
Accrued expenses	69,332	66,704
Other current liabilities	16,712	10,475
Current portion of long-term debt	2,995	2,965
Total current liabilities	120,035	108,220
Long-term debt	465,545	342,948
Asset retirement obligations	97,127	96,096
Other long-term liabilities	33,993	33,028
Total liabilities	716,700	580,292
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, issued and outstanding - 53,446,284 and 53,442,532, respectively)	534	534
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Additional paid in capital	325,871	329,993
Retained earnings	258,505	82,496
Total stockholders’ equity	584,910	413,023
Total liabilities and stockholders’ equity	$1,301,610	$993,315